Exhibit 10.3

This Joint Ownership Agreement has been filed to provide investors with information regarding its terms.  It is not intended to provide any other factual information about the Tennessee Valley Authority.  The representations and warranties of the parties in this Joint Ownership Agreement were made to, and solely for the benefit of, the other party to this Joint Ownership Agreement.  The assertions embodied in the representations and warranties may be qualified by information included in schedules, exhibits, or other materials exchanged by the parties that may modify or create exceptions to the representations and warranties.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

TVA Contract No.  00069956

JOINT OWNERSHIP AGREEMENT

Dated as of April 30, 2008

between

SEVEN STATES POWER CORPORATION

and

TENNESSEE VALLEY AUTHORITY

Southaven Power Plant
An 810 MWe (nominal) Gas-Fired Combined Cycle Electric Generating Facility
Located in DeSoto County, Mississippi

JOINT OWNERSHIP AGREEMENT
This JOINT OWNERSHIP AGREEMENT, dated as of April 30, 2008 (Agreement), is entered into by and between SEVEN STATES POWER CORPORATION (Seven States), a not-for-profit mutual benefit corporation created and existing under the Laws of the State of Tennessee, and TENNESSEE VALLEY AUTHORITY (TVA), a corporate agency and instrumentality of the United States Government created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended, 16 U.S.C. §§ 831-831ee (2000 & Supp. V 2005).

W I T N E S S E T H:
WHEREAS, TVA generates and transmits electric power and energy to Distributors, who resell that power and energy to consumers in portions of seven states in and around the Tennessee River Valley watershed; and
WHEREAS, through the Tennessee Valley Public Power Association (TVPPA), substantially all of the Distributors formed Seven States for various purposes, among which is obtaining ownership interests in generating facilities jointly with TVA; and
WHEREAS, under the TVA Strategic Plan, TVA is seeking to provide the opportunity for Distributors to participate in shared generation ownership, as long as (i) Long-Term Arrangements for such shared ownership do not have a negative impact on average cost of service and (ii) Distributor ownership under such Long-Term Arrangements correspondingly reduces TVA’s total financial obligations; and

WHEREAS, Seven States and TVA desire to develop mutually acceptable contractual arrangements to permit TVA and the Distributors who are members of Seven States to jointly own generating facilities with TVA; and
WHEREAS, TVA is in the process of acquiring Southaven Power Plant, an 810 MWe (nominal) gas-fired combined cycle electric generating facility located in DeSoto County, Mississippi and associated real property and rights (Generating Facility); and
WHEREAS, TVA has negotiated arrangements with the Generating Facility’s seller, Southaven Power, LLC (Seller), a special purpose subsidiary of Cogentrix Energy, Inc., under which TVA may take title to the Generating Facility and related real property, personal property, and other rights (collectively the Purchased Assets), subject to an option by Seven States to acquire an undivided, joint interest therein, pursuant to an Amended and Restated Asset Purchase Agreement, dated as of March 31, 2008, by and between Seller and TVA (the Purchase Agreement); and
WHEREAS, the Parties desire to enter into this Agreement to facilitate the acquisition and initial financing of the Purchased Assets while Long-Term arrangements for the joint ownership, operation, and maintenance of the Purchased Assets are being developed; and
WHEREAS, the Parties also desire to provide for the related Lease Agreement attached hereto as Exhibit A (Lease), to be executed and delivered in conjunction with an exercise by Seven States of the option provided for under of Section 3, below; and
WHEREAS, the Parties are attempting to reach agreement as soon as possible on Long-Term Arrangements that would replace and supersede this Agreement and the related Lease and that would produce mutual benefits for Seven States and the TVA power system; and

WHEREAS, it is recognized that the mutual benefit of Distributor ownership correspondingly reducing TVA’s total financial obligations will not be achieved by this Agreement and the related Lease but that it is a critical element that will be of the essence of any Long-Term Arrangements; and
WHEREAS, it is further recognized that if Seven States exercises the option provided for under Section 3, below, but thereafter agreement on such Long-Term Arrangements is not reached, TVA will under the circumstances and terms set forth in this Agreement and in the Lease, reacquire any Elected Percentage;
NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.  Definitions.  Capitalized terms used in this Agreement, including the foregoing recitals, and not otherwise defined herein shall have the respective meanings set forth in this Section.
“Accumulated Amortization Costs” means an amount equal to the sum of all Monthly Amortization Costs paid to date by TVA under the Lease.
“Agreement” means this Joint Ownership Agreement.
“Assignment Agreements” means contracts between TVA and Seller under which Seller agrees to assign to TVA, and TVA agrees to assume, certain contracts relating to ownership of the Purchased Assets (including interconnection agreements, warranties, and service contracts) and under which TVA has contractual rights to exercise certain option rights on behalf of Seven States or assign interests therein to Seven States, as described in Section 3(b), below.

“Borrowing Cost Rate” means the amount calculated monthly by the following formula:

BCR=12*MBC/(EP*(PP+TCCRC+TCCM)-AAC)

where BCR means Borrowing Cost Rate
MBC means Monthly Borrowing Costs,
EP means Elected Percentage,
PP means Purchase Price
TCCRC means total costs to date of Capitalized Replacement Components,
TCCM means total costs to date of Capitalized Modifications, and
AAC means Accumulated Amortization Costs.

“Business Day” means any day except:  Saturday, Sunday, a weekday that TVA observes as a Federal holiday, or a weekday on which banking institutions in New York City are authorized or required by Law to be closed.  Federal holidays that TVA observes include New Year's Day, Martin Luther King’s Birthday, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans’ Day, Thanksgiving Day, and Christmas Day.  If a payment or notice obligation otherwise falls due on other than a Business Day, it shall be due on the next Business Day thereafter.
“Buy-Back Closing” means TVA’s and Seven States’ closing on the repurchase by TVA of all of Seven States’ right, title, and interest in and to the Purchased Assets pursuant to Section 5(e) below.
“Buy-Back Option” means the options described in Section 5 below to cause the repurchase by TVA of all of Seven States’ right, title, and interest in and to the Purchased Assets.

“Buy-Back Period” means that period of time that begins on the date of this Agreement and that ends twenty-four (24) calendar months from the date of this Agreement.  If this Agreement terminates under Section 2, below, before twenty-four (24) months from the date of this Agreement, however, the Buy-Back Period shall terminate upon termination of this Agreement.
“Buy-Back Price” means an amount equal to (i) the Seven States Purchase Price; plus (ii) all amounts paid by Seven States to TVA for Capitalized Replacement Components and Capitalized Modifications under Sections 7.2 and 8.4 of the Lease; plus (iii) any and all amounts due and unpaid from TVA to Seven States under the Lease Agreement on the date of Buy-Back Closing; minus (iv) Accumulated Amortization Costs.  Except to the extent anticipated profit or transaction costs may be covered by the amounts provided for under (iii) above, the Buy-Back Price shall not include any anticipated profit or transaction costs, including legal, accounting, mortgage and investment banking, corporate advisory, consulting, and other fees and costs associated with the initial development, organization, governance, and operation of Seven States.  Furthermore, the Parties acknowledge and agree that the Buy-Back Price is calculated as stated above in this definition without regard to the market value or operating condition of the Purchased Assets at the time of the Buy-Back Closing.
“Capitalized Modification” means any Modification (either a Required Modification or an Optional Modification) that costs one hundred thousand dollars

($100,000) or more, the cost responsibility for which shall be borne by TVA and Seven States in proportion to their percentage ownership interests in the Purchased Assets, as  specified in Section 8.4 of the Lease.
“Capitalized Replacement Components” means any Replacement Components that TVA installs on the Leased Premises through a project that costs one hundred thousand dollars ($100,000) or more, the cost responsibility for which shall be borne by TVA and Seven States in proportion to their percentage ownership interests in the Purchased Assets, as  specified in Section 7.2(b) of the Lease.
“Commercially Reasonable” means such efforts, actions, or terms as a reasonably prudent business would undertake or agree to for the protection of its own interests under the relevant conditions, including the amount of notice needed, the competitive environment, and the risk to the Parties.
“Confidential Information” has the meaning specified in Section 22 (Confidentiality), below.
“Designated Entity” means one of the following entities, as designated by Seven States pursuant to Section 3(b) (Seven States Obtaining an Ownership Interest):
(i) Seven States, or
(ii) another entity that is either:
(A) wholly owned or wholly controlled by Seven States, or
(B) wholly owned or wholly controlled by:  (1) members of Seven States, or (2) a combination of Seven States and members of Seven States, or (3) a combination of members of Seven States and an entity wholly owned or wholly controlled by Seven States;
provided, however, that any such entity under this part (ii) shall be subject to approval by TVA and shall agree to an assignment to such entity of all of the rights and obligations of Seven States under this Agreement.
“Distributor” means a wholesale power customer of TVA (either a cooperative or a municipality) that resells TVA power to the Distributor’s retail customers.

“Documentation” means any and all books, records, documents, drawings, reports, data, designs, policies, procedures, and safety, operations, instruction, and maintenance manuals exclusively or materially relating to the Purchased Assets, including any (i) environmental logs, data sheets, studies, reports, and records, including correspondence received by or sent to Governmental Authorities, hazardous waste disposal records, and chemical inventories; (ii) permit records and files, and emergency, accident, incident, safety, and inspection reports and records that are not covered by the attorney-client privilege; (iii) operating, maintenance, and repair logs, data sheets, reports, and records; (iv) vendor lists and vendor purchase orders and records; (v) engineering design and construction drawings and plans, including as-built drawings; (vi) blueprints; (vii) specifications; (viii) records, plans, deeds, reports, and drawings relating to the real property comprising the Purchased Assets’ site; (ix) drawings in AutoCAD or similar programs, OEM manuals, and the rights to use and duplicate the foregoing.
“Elected Percentage” has the meaning specified in Section 3(b) (Seven States Obtaining an Ownership Interest), below.
“Exhibit A” refers to the draft Lease attached to this Agreement.
“Good Utility Practice” means any of the practices, methods, and acts engaged in or approved, as the same may change from time to time, by a significant portion of the electric utility industry during the relevant time period, or practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition.  Good Utility Practice is not intended to be limited to any particular set of optimum practices, methods, or acts to the exclusion of all others, but rather is intended to encompass a broad spectrum of acceptable practices, methods, and acts.
“Governmental Authority” means any Federal, state, local, foreign, or other governmental subdivision, regulatory or administrative agency, commission, body, court, tribunal, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, taxing, or other authority or power over the particular matters specified in the relevant section of this Agreement.
“Law” means all statutes, rules, regulations, ordinances, codes, treaties, orders, judgments, decrees, and similar action of any Governmental Authority, including the applicable common law and environmental laws.
“Lease” means the separate Lease Agreement, substantially in the form of Exhibit A attached hereto, to be executed and delivered at a Seven States Closing in conjunction with an exercise by Seven States of the option provided for under Section 3, below, under which TVA would lease back Seven States’ ownership interest in the Purchased Assets so that TVA may, among other things, provide fuel for, operate, maintain, dispatch, and sell the output of the Purchased Assets.  For purposes of applying the provisions of this Agreement after the separate Lease Agreement has been executed, “Lease” shall be deemed to refer to said agreement as executed and as it may be supplemented or amended by the further written agreement of the Parties.
“Lender” means one or more financial institutions or investment bankers that provide credit facilities to Seven States to finance the acquisition of its ownership interest in the Purchased Assets.

“Long-Term Arrangements” means joint ownership arrangements between Seven States and TVA for the Purchased Assets in connection with the long-term arrangements for Seven States’ ownership of generating facilities, addressing issues including joint ownership, operation, maintenance, fueling, power generation, dispatch, power sales, and rate impacts of the Purchased Assets.
“Modification” means a modification, alteration, betterment, addition, enlargement, or improvement to the Purchased Assets that represents a change to the original specifications, installation, design, equipment, equipment capacity, or control schemes as delineated by plant drawings, prints, and original equipment design specifications, including any Required Modifications, Optional Modifications, and Capitalized Modifications.
“Monthly Amortization Costs” means an amount equal to the product of the Elected Percentage multiplied by the sum of the Purchase Price plus the total costs to date of Capitalized Replacement Components plus the total costs to date of Capitalized Modifications, which sum is then divided by three hundred (300), which may be expressed by the following formula:
MAC=EP*(PP+TCCRC+TCCM)/300
where MAC means Monthly Amortization Costs,
EP means Elected Percentage,
PP means Purchase Price,
TCCRC means total costs to date of Capitalized Replacement Components, and
TCCM means total costs to date of Capitalized Modifications.

“Monthly Borrowing Costs” means an amount equal to the most recent available month’s actual monthly interest costs and fees charged by Lenders to Seven States for Seven States’ loans and credit facilities associated with the Purchased Assets, including any Capitalized Modifications and Capitalized Replacement Components.
           “Optional Modification” has the meaning specified in Section 8.2 of the Lease.
           “Party” means Seven States or TVA, and “Parties” means, collectively, TVA and Seven States.
“Person” means any natural person, corporation, cooperative, partnership, limited liability company, joint venture, joint-stock company, firm, association, trust, unincorporated organization, government or political subdivision thereof, governmental agency, or any other entity, whether acting in an individual, fiduciary, or other capacity.
“Purchase Agreement” means the March 31, 2008, Amended and Restated Asset Purchase Agreement between TVA and Seller as described in Section 3 (Seven States Obtaining an Ownership Interest), below, which includes rights for Seven States to obtain a joint ownership interest in the Purchased Assets pursuant to Section 12.5 of the Purchase Agreement.
“Purchase Price” means the total amount paid by TVA to Seller under Sections 3.2, 3.3, 3.4, 3.5, and 6.25 of the Purchase Agreement, which total amount consists of the sum of:  (i) the four hundred and sixty-one million and three hundred thousand dollars ($461,300,000.00) base purchase price under Section 3.2 of the Purchase Agreement, plus (ii) the five million dollars ($5,000,000.00) O&M termination agreement reimbursement under Section 6.25 of the Purchase Agreement, plus (iii) the net effect of all adjustments, if any, (both at closing and post closing) under Sections 3.3 and 3.5 of the Purchase Agreement, plus (iv) the net effect of all prorations, if any, under Section 3.4 of the Purchase Agreement.
“Purchased Assets” has the meaning specified in the Purchase Agreement.

“Replacement Component” has the meaning specified in Section 7.2(a) of the Lease.“Required Modification” has the meaning specified in Section 8.1 of the Lease.“Seller” means Southaven Power, LLC, a special purpose subsidiary of Cogentrix Energy, Inc.
“Seven States” means Seven States Power Corporation, as described in the first paragraph of this Agreement.  It is recognized that pursuant to Section 3, below, Seven States is permitted to designate a Designated Entity to take title to the Leased Premises.  In such event, the references to Seven States in this Agreement shall be deemed to refer to the Designated Entity as required by the context.
“Seven States Closing” means the closing provided for in Section 3(b) below, at which a Designated Entity would obtain title to an Elected Percentage of the Purchased Assets.
“Seven States Option Exercise Period” means the one (1) -year period specified in Section 3(b), below, during which Seven States may exercise the option for a Designated Entity to obtain title to an Elected Percentage.
“Seven States Purchase Price” means an amount equal to the product of the Elected Percentage multiplied by the Purchase Price.
“TVA” means the Tennessee Valley Authority, as described in the first paragraph of this Agreement.
“TVA Act” means the Tennessee Valley Authority Act of 1933, as amended, 16 U.S.C. §§ 831-831ee (2000 & Supp. V 2005).
“TVPPA” means the Tennessee Valley Public Power Association.

2.  Term of Agreement.  This Agreement shall become effective as of April 30, 2008 (Effective Date).  Unless terminated earlier by an agreement on Long-Term Arrangements, this Agreement shall continue in effect until the earlier of:
(a) the end of the Seven States Option Exercise Period if Seven States has not exercised the option provided for in Section 3 by such date;
(b) the date as of which a Seven States Closing is scheduled to occur under this Agreement if said closing does not occur by such date;
(c) the exercise of, and the consummation of, any Buy-Back Option under Sections 5(a), 5(b), or 5(d) below prior to the end of the Buy-Back Period, or
(d) the consummation of the Buy-Back Option under Section 5(c) below, at the end of the Buy-Back Period.
It is expressly recognized that if the Lease becomes effective due to a Seven States Closing, it shall not terminate prior to the termination of this Agreement under (c) or (d) above.
3.  Seven States Obtaining an Ownership Interest.  (a)  It is recognized that TVA’s binding and definitive agreement with Seller to purchase the Purchased Assets includes the following:
(i) a Purchase Agreement, under which TVA is entitled to purchase the Purchased Assets and under which TVA has contractual rights to exercise certain option rights on behalf of Seven States, as described in Section 3(b), below; and
(ii) Assignment Agreements.
3(b)  It is recognized that, at Seven States’ direction, TVA has informed Seller that TVA elected under the Purchase Agreement and under the Assignment Agreements for Seller to grant to TVA and to Seven States the necessary rights and obligations so that, upon TVA’s and Seller’s closing of the acquisition of the Purchased Assets, TVA owns a one hundred percent (100%) ownership share in the Purchased Assets, and Seven States holds an option to require TVA to convey to the Designated Entity an undivided ownership share of at least fifty percent (50%) but no more than ninety percent (90%) (the Elected Percentage).  Seven States’ exercise of such option shall be effected by a notice to TVA specifying the Elected Percentage and designating the Designated Entity in accordance with Section 19 (Notice and Communication) at any time up to but no more than one (1) year after closing of the transfer of ownership interests in the Purchased Assets by the Seller to TVA.  If Seven States exercises such option:
(i) the Lease shall be executed and delivered at the time of or before the Seven States Closing, and
(ii) the Parties shall conduct a Seven States Closing at which:
(A) Seven States shall pay to TVA via wire transfer consistent with Exhibit B a sum equal to the Elected Percentage of the Purchase Price; and
(B) TVA shall convey rights, title, and interest (including, to the fullest extent legally permissible, transfer, assignment, or other conveyance of any and all relevant contracts, warranties, permits, licenses, and other approvals of Governmental Authorities) to the Elected Percentage of the Purchased Assets to the Designated Entity.  The ownership interests of the Parties shall be joint and undivided, and shall not be subject to partition.
3(c) Further, it is recognized that TVA, Seven States and the Lenders have been discussing methods to secure Seven States'  obligations upon the exercise of any Buy Back Option to convey to TVA full title to the Purchased Assets, including any Modifications and Replacement Components, and to repay the Lenders in full all amounts owing under Seven

States’ loans and credit facilities for the Purchased Assets, including any Capitalized Modification and Capitalized Replacement Component, and that they will continue such discussions regarding appropriate ways to so secure such obligations.  Accordingly, to the extent that TVA, Seven States and the Lenders reach agreement in such discussions, any real estate mortgages, other security instruments and agreements to be provided at the Seven States Closing in connection with securing such obligations shall be provided for by a written agreement supplementing and amending this Agreement.
3(d)  It is expressly recognized that at the Seven States Closing or thereafter, this Agreement and the related Lease may be replaced by Long-Term Arrangements that have been agreed to by the Parties and that the Parties are endeavoring to put such Long-Term Arrangements in place as soon as possible; provided, however, that nothing in this Agreement shall be construed to obligate either Party to enter into such Long-Term Arrangements.
4.  Inspection and Audit Rights.  The Parties recognize that under the Purchase Agreement Seven States and its officers, employees, legal counsel, accountants, financial advisors, consultants, and any agents and representatives of current or prospective lenders and underwriters, subject to the confidentiality requirements of Section 22 (Confidentiality), below, have reasonable access during normal business hours, upon reasonable notice, and to the maximum extent provided by Law (including antitrust Laws), to the Purchased Assets’ and Seller’s relevant books, records, and other material information reasonably related to the Purchased Assets and their operations (including financial and operational records) to the same extent that TVA has such access.  Further, TVA agrees that during the Seven States Option Exercise Period, Seven States and its officers, employees, legal counsel, accountants, financial advisors, consultants, and any agents and representatives of current or prospective Lenders and underwriters, subject to the confidentiality requirements of Section 22 (Confidentiality), below, shall have reasonable access during normal business hours, upon reasonable notice, and to the maximum extent provided by Law (including antitrust Laws), to TVA’s relevant books, records, and other material information reasonably related to the Purchased Assets and their operations (including financial and operational records).
5.  Buy-Back.  (a)  At any time during the Buy-Back Period, Seven States may exercise a Buy-Back Option, for any reason, by written notice to TVA’s notice recipient who is designated pursuant to Section 19 (Notice and Communication), below.
5(b)  At any time during the Buy-Back Period, TVA may exercise a Buy-Back Option, by written notice to Seven States’ notice recipient who is designated pursuant to Section 19 (Notice and Communication), below, if one or more of the following events has occurred:
(i) Seven States’ Borrowing Cost Rate exceeds five percent (5%); or
(ii) If TVA determines, in its sole discretion, that changes in long-term debt markets are expected to negatively impact the economics of this Agreement or the Lease for the TVA system such that, in TVA’s sole judgment, the arrangements provided for in this Agreement or the Lease are no longer economically viable for TVA; or
(iii) An event giving rise under the Lease to a TVA right to exercise a Buy-Back Option; or
(iv) Seven States either:  (A) becomes bankrupt or insolvent (however evidenced), becomes subject to receivership, or otherwise makes an assignment or any general arrangements for the benefit of creditors; or (B) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or case under any bankruptcy or similar Laws for the protection of creditors, or such a petition is filed against it; or (C) is unable to pay its debts as they fall due; or
(v) Seven States incurs any debt in excess of $100,000 in addition to:
(A) any non-delinquent property taxes; and
(B) its obligations to Lenders for loans extended by Lenders for Seven States’ Elected Percentage of:
(I) the Purchase Price, and
(II) Capitalized Replacement Components, and
(III) Capitalized Modifications.
5(c) If a Buy-Back Option has not been exercised under Sections 5(a) or 5(b) above by the end of the Buy-Back Period, a notice under Section 5(a) above shall automatically be deemed to have been given by Seven States on the last day of the Buy-Back Period.
5(d)  Each Lender is intended as a third-party beneficiary of the provisions of this Section 5.  Accordingly, at any time during the Buy-Back Period, in accordance with rights and procedures set forth in Seven States’ loans and credit facilities for the Purchased Assets, the Lenders may exercise a Buy-Back Option, for any reason set forth in Sections 5(a) or 5(b), above, by written notice to TVA’s notice recipient and the Seven States notice recipient designated pursuant to Section 19 (Notice and Communication) which notice shall reference the provision of the Seven States’ loans and credit facilities giving rise to the Lenders’ right to exercise the Buy-Back Option.  Further, it is expressly recognized and agreed that:
(i) Seven States may assign to Lenders its rights to receive payments under a Buy-Back Option or under the Lease or both; and

(ii) Each Lender shall have the right to enforce the provisions of this Section 5 by instituting all necessary actions at law or suits in equity, including suits for specific performance.
5(e)  Within a reasonable time, but not to exceed thirty (30) days after a Buy-Back Option is exercised under 5(a), 5(b), or 5(d) above, or is deemed to have been exercised under 5(c) above, Seven States shall sell and TVA shall buy all of Seven States’ rights, title, and interest (including transfer, assignment, or other conveyance of any and all relevant contracts, warranties, permits, licenses, and other approvals of Governmental Authorities) in the Purchased Assets at the Buy-Back Price.  Seven States shall deliver the appropriate instruments and other documents to effect such transfer, assignment, or other conveyance to TVA upon TVA’s payment of the Buy-Back Price.
6.  Acknowledgement of Obligations.  TVA acknowledges that Seven States will, on the date of the Seven States Closing, assign to Lenders Seven States’ rights to receive payments under the Lease and under the Buy-Back Option, and that Seven States will grant Lenders the authority to exercise the Buy Back Option.  TVA hereby acknowledges that once Seven States effects such assignments, if TVA exercises a Buy-Back Option, TVA will pay the Buy-Back Price (in accordance with the terms of this Agreement and in accordance with the terms of such assignment) on Seven States’ behalf to the Lenders on the date of the Buy-Back Closing upon TVA’s receipt of the appropriate instruments and other documents that effect the transfer, assignment, or other conveyance to TVA of all of Seven States’ or its successor-in-interest’s right, title, and interest in the Purchased Assets.
7.  Additional Approvals.  TVA and Seven States shall obtain all required corporate, member, and Governmental Authority approvals necessary or appropriate for each of them to acquire their respective ownership interests in the Purchased Assets and to perform other necessary or appropriate actions under this Agreement.
8.  No Waiver of Default.  Any waiver at any time by either Party hereto of its rights with respect to any default of the other Party or with respect to any other matter arising in connection with this Agreement shall not be considered a waiver with respect to any subsequent or continuing default or matter.
9.  No Cross-Default.  Except as expressly provided herein, a default by either Party under this Agreement shall not constitute a default by that same Party under any other agreement, nor shall a default by either Party under any other agreement constitute a default by that same Party under this Agreement.
10.  Survival of Obligations.  Termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such termination, including payment, warranty, remedy, indemnity, and confidentiality obligations.
11.  Billing and Payment.  If either Party exercises a Buy-Back Option, Seven States shall submit in electronic form an invoice to TVA for the Buy-Back Price.  For accounting reference purposes, the invoice shall be numbered and dated and shall include (a) the TVA contract number assigned under Section 12 (Contract Number), below, and (b) reasonably sufficient detail or supporting documentation to permit TVA to verify the appropriateness or accuracy of the amount owed.  Any invoices submitted hereunder shall further include the following certification signed by a corporate officer of Seven States:

“Seven States certifies that, to the best of its knowledge and belief, all information contained in this invoice is true and correct, that all charges and expenditures reported herein were made and incurred in accordance with the provisions of this Agreement and have been actually incurred by Seven States, and that payment therefor has not been received from TVA or otherwise paid or reimbursed to Seven States by any other party.”

TVA shall pay Seven States at the Buy Back Closing as instructed in connection with the closing.  TVA shall include the above-described contract number with such payment for accounting reference purposes.
12.  Contract Number.  TVA has assigned to this Agreement the contract number shown on the cover page of this Agreement, above, for both Parties to use as a reference in the invoicing and payment processes.
13.  Payment Dispute.  TVA may dispute in good faith the payment of all or any portion of the Buy-Back Price if TVA has a reasonable basis to demonstrate that such amount is inappropriate or questionable.  In that case, TVA shall promptly advise Seven States in writing of the reasons for disputing all or a portion of the invoiced amount.  Upon receipt of TVA’s written statement of reasons, the dispute resolution provisions of Section 18 (Dispute Resolution), below, shall apply.
14.  No Offset.  Neither Party shall offset any amount owed to the other Party under this Agreement against any amount owed by the other Party under any other agreement.
15.  Limitation of Warranties and Limitation of Liability.  When title to all or a portion of the Purchased Assets is transferred by one Party to the other Party pursuant to Section 3(b) (Seven States Obtaining an Ownership Interest) or Section 5 (Exercise of Buy-Back Option), above, no additional warranty rights in addition to those under the Purchase Agreement accrue under this Agreement.  The transferor expressly disclaims any other warranties, including implied warranties of merchantability or fitness for any particular use or purpose.
16.  Force Majeure.  Any delays in or failure of performance (except for the obligation to pay money) by a Party or its contractors shall not constitute default hereunder if and to the extent such delays or failures of performance are caused by occurrences beyond the reasonable control of that Party or its contractors, and that Party shall not be liable for any loss or damage due to or arising out of any such delays or failure of performance.  Such occurrences include acts of God or the public enemy, fires, epidemics, quarantines, strikes, freight embargoes or delays in transportation, unforeseeable severe weather or floods, or regulations, orders, or other acts or failures to act of Governmental Authorities, or any causes, whether or not of the same class or kind of those specifically above named, that are not within the control of that Party or its contractors.
17.  Audit Rights and Retention of Records.  Seven States shall keep accurate records and books of accounts in machine-readable form supporting the items and costs billed under this Agreement.  Upon TVA’s written request, Seven States shall provide reasonable access at any time during normal working hours, without restrictions and at no additional cost, to its records as necessary to permit TVA to verify the accuracy or appropriateness of the invoice.  TVA shall keep the information examined confidential in accordance with Section 22 (Confidentiality), below.  If a billing dispute is submitted to dispute resolution as set out in Section 18 (Dispute Resolution), below, Seven States agrees to provide the pertinent records or information to counsel and independent experts of TVA and those attempting to resolve the dispute, provided that such third parties agree to keep such records or information confidential.  Nothing in this Section 17 shall be construed as in any way impairing the ability, pursuant to statutory authority, of the Office of the Inspector General of TVA or of any other Federal agency having auditing jurisdiction over TVA, to examine the records of Seven States to the extent relating to any amount billed to TVA by Seven States.  Any payments by TVA to Seven States that are not in accordance with this Agreement’s terms or are not supported by valid evidence shall be refunded to TVA.  Seven States shall preserve and make available its records, both manual and those that are in machine-readable form, for a period of three (3) years from the date of final payment by TVA.
18.  Dispute Resolution.  If a dispute arises out of or relates to this Agreement, the Parties agree to use their best efforts to resolve such a dispute informally at the lowest possible levels of decision-making.  If such a dispute is not resolved at the working level, it shall be referred to higher levels of management of both Parties for consideration, as necessary.  If the dispute cannot be so settled within sixty (60) days, the Parties will consider the development and use of consensual alternative dispute resolution processes (ADR), such as facilitation and mediation, to try in good faith to settle the dispute before resorting to litigation.  It is expressly recognized and agreed, however, that (a) nothing in this Section 18 shall be construed to require the use or completion of ADR prior to resorting to litigation or to otherwise limit the Parties from resorting to litigation and (b) this Section 18 is not a “Disputes” clause within the meaning of the Contract Disputes Act of 1978, 41 U.S.C. §§ 601-613 (CDA), and that this Agreement is not subject to the provisions of the CDA.
19.  Notice and Communications.  Unless any section of this Agreement specifically requires otherwise, any notice, claim, demand, or communication required or appropriate to be given in connection with this Agreement or to be served, given, or made in connection with it, shall be made by facsimile (fax) transmission, followed by written confirmation sent by U.S. Postal Service certified mail, return receipt requested, to the following numbers and addresses:
For TVA:
                                                Tennessee Valley Authority
Attn:  Executive Vice President, Customer Resources
One Century Place, 26 Century Blvd., OCP 1F-NST
Nashville, TN  37229
Phone:  615-232-6011
Fax: 615-232-6014

With copy to:                        Tennessee Valley Authority
Attn:  Office of General Counsel
400 West Summit Hill Drive, WT 6A-K
Knoxville, TN  37902
Phone: 865-632-4131
Fax: 865-632-3307

For Seven States:                 Seven States Power Corporation
Attn:  President and CEO
1206 Broad Street
Chattanooga, TN  37402
Phone: 423-756-6511
Fax: 423-267-9424

With copy to:                        Carlos Smith
Miller & Martin, PLLC
832 Georgia Avenue
Chattanooga, TN  37402
Phone: 423-785-8359
Fax:  423-321-1659

The Parties may change their designated notice recipient, address, and fax numbers by fax and certified mail to the other Party’s representative designated pursuant to this Section 19.
20.  Assignment.  Except as expressly provided for in Section 5(d) above with respect to Seven States’ assignments to Lenders, neither TVA nor Seven States shall sell, assign, or otherwise alienate either:
(a) its interests under this Agreement or the Lease, or
(b) its ownership interest in the Purchased Assets
to any other entity without the prior written approval of the other Party.
           21.  Subject to Applicable Laws.  This Agreement is made subject to present and future applicable Laws.  Performance under this Agreement is conditioned upon securing and retaining necessary local, state, and Federal approvals, grants, or permits. Each Party shall use its Commercially Reasonable best efforts to secure and retain all such approvals, grants, and permits within such time as shall permit it to perform all of its obligations under this Agreement.

           22.  Confidentiality.  A Party shall not disclose to a third party any information designated as proprietary or confidential that it receives from the other Party (“Confidential Information”) under the provisions of this Agreement except to comply with any applicable Law; provided, however, that each Party shall notify the other Party of any proceeding of which it is aware that may result in disclosure of Confidential Information and use reasonable efforts to prevent or limit the disclosure consistent with its obligations with respect to such required disclosure.  The disclosing Party shall be entitled to an injunction, specific performance, or other equitable relief to prevent the violation of the promises and covenants of this Section 22.  Under 18 U.S.C. § 1905, officers and employees of TVA are subject to criminal liability in the event Confidential Information is disclosed unless such disclosure is authorized by Law.  Accordingly, Seven States agrees that, in addition to the equitable relief identified in the immediately preceding sentence, Seven States (to the extent it is a disclosing Party) shall only be entitled to recover from TVA and its officers, agents, and employees those gains wrongfully acquired, directly or indirectly, from unauthorized disclosure of any Confidential Information covered under this Agreement.  Notwithstanding any of the foregoing, a Party may disclose Confidential Information on a strictly need-to-know basis to that Party's officers, investors, consultants, lenders, prospective lenders, counsel, or accountants, or to prospective buyers of the Purchased Assets’ electrical output who have agreed to keep the terms confidential.  The obligations contained in this Section 22 shall not apply to:  (a) any Confidential Information that is now in or hereinafter enters the public domain without a breach of this Agreement; (b) any Confidential Information known to the receiving Party prior to the time of disclosure by the disclosing Party or independently developed by employees of the receiving Party without access to the Confidential Information; and (c) any Confidential Information disclosed in good faith to the receiving Party by a third person legally entitled to disclose the same.  To the extent that the confidentiality provisions in the Purchase Agreement are more restrictive than under this Section 22, Seven States shall also comply with the confidentiality provisions in the Purchase Agreement.
23.  No Indirect or Consequential Damages.  Notwithstanding any other provision of this Agreement, neither Party shall be liable for, or bear any obligation with respect to, the other Party, its agents, its representatives, its affiliated and associated companies, or its assigns, for any indirect, incidental, consequential, special, exemplary, or punitive damages of any kind or character or any damages relating to or arising out of lost profits resulting from either Party’s performance or non-performance of an obligation imposed on it by this Agreement, regardless of the legal theory asserted by the other Party.
24.  Inadequacy of Monetary Damages.  The Parties acknowledge and agree that the transactions contemplated in this Agreement and the Lease are special, unique, and of extraordinary character and that, if either Party violates or fails and refuses to perform any covenant or agreement made by such Party in this Agreement or the Lease, then the non-defaulting Party may be without adequate remedy at law.  The Parties expressly agree, therefore, that if a Party violates or fails and refuses to perform any covenant or agreement made by such Party in this Agreement or the Lease, the non-defaulting Party may, in addition to any remedies at law for damages or other relief, enforce specific performance of such covenant or agreement or seek any other equitable relief, subject to the non-defaulting Party’s performance of its obligations under this Agreement and the Lease and the other terms and conditions thereof.
25.  Entire Agreement; Waiver of Compliance.  This Agreement, the Lease, and related nondisclosure agreements supersede all prior written and oral agreements that may have been entered into between the Parties regarding the subject matter hereof and constitute the entire agreement between the Parties with respect to the relevant subject matter. To the extent permitted by applicable Law, any failure to comply with any obligation, covenant, agreement, or condition set forth herein, or any breach of any representation or warranty set forth herein, may be waived by the Party entitled to the benefit of such obligation, covenant, agreement, condition, representation, or warranty only by a written instrument signed by such Party that expressly waives such failure or breach, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith or breach thereof.  The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.  A waiver by a Party of the performance of any obligation, covenant, agreement, condition, representation, or warranty of the other Party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other obligation, covenant, agreement, condition, representation, or warranty.  A waiver by a Party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.
26.  Joint Preparation of Agreement.  The language used in this Agreement is the language chosen by both of the Parties to express their mutual intent.  The Parties do not intend that any rule of strict construction or interpretation shall be applied against either Party on the grounds that such Party drafted this Agreement nor do they intend that any such principle of interpretation shall be used to resolve any alleged ambiguity.
27.  No Oral Amendments.  No change, modification, or amendment of this Agreement shall be enforceable unless it is in writing and duly executed by both of the Parties.  In addition,

any change, modification, or amendment of the provisions of Section 5 above shall require the written consent of the Lenders.
28.  Interpretation.  In this Agreement, unless otherwise provided herein, the terms set forth in Section 1 have the meanings therein provided for.  Any term defined in Section 1, above, by reference to another document, instrument, or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument, or agreement is in effect.  Words in the singular include the plural and vice versa.  Words referring to one gender include any gender.  A reference to any statute, regulation, proclamation, ordinance, or other law includes all statutes, regulations, proclamations, ordinances, and other laws varying, consolidating, or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations, and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute.  A definition of or reference to any document, instrument, or agreement includes each amendment or supplement to, or restatement, replacement, substitution, successor, modification, or novation of, any such document, instrument, or agreement unless otherwise specified in such definition or in the context in which such reference is used, provided that such documents were not amended in breach of a covenant contained in any agreement to which TVA or Seven States is a party.  A reference to a particular section, paragraph, or other part of a particular statute shall be deemed to be a reference to any other section, paragraph, or other part substituted therefor from time to time unless otherwise specified.  A reference to any Person (as herein defined) includes such Person’s successors and permitted assigns.  Any reference to “days” means calendar days unless “Business Days” are expressly specified.  If the date as of which any right, option, or election is exercisable, or the date upon which any amount is due and payable, is stated

to be on a day that is not a Business Day, such right, option, or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day, with the same effect as if the same were exercised or made on such date or day, and no interest shall accrue or be payable with respect to such payment.  Words such as “hereunder,” “hereto,” “hereof,” and “herein” and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph, or clause thereof.  A reference to “including” means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.  Unless otherwise expressly stated, references in this Agreement to "Sections" and "Subsections" are to Sections and Subsections of this Agreement.  Headings as found in this Agreement are used solely for convenience in locating particular provisions and do not constitute a part of this Agreement, nor should they be used to aid in any manner in the construction of the Agreement.
29.  Choice of Law.  This Agreement shall be interpreted in accordance with the Federal Law of the United States of America, unless there is no applicable Federal Law, in which case (i) the Law of the State of Tennessee shall apply to issues other than real property Law involving property located in the State of Mississippi and (ii) the Law of the State of Mississippi shall apply to real property Law issues involving property located in the State of Mississippi.  In no event shall Federal or Tennessee or Mississippi choice of law provisions be applied so as to apply the substantive Laws of another jurisdiction.  TVA and Seven States hereby waive any right to a jury trial.

30.  Choice of Forum.  Any dispute under this Agreement that proceeds to court after unsuccessful attempts to resolve it under Section 18 (Dispute Resolution), above, shall be brought in the United States District Court for the Eastern District of Tennessee.
31.  Appointment of TVA as Seven States’ Agent.  By executing and delivering this Agreement, Seven States hereby appoints and authorizes TVA, and TVA hereby accepts  appointment and authorization, to act as agent on behalf of Seven States in accordance with the terms of this Agreement.  Except as expressly provided herein, this Agreement does not create a joint venture, partnership, or other special entity, status, or relationship among, or impose a trust or partnership duty or obligation on, TVA, Seven States, or one or more of the members of Seven States.
32.  Severability.  If any provision of this Agreement is unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall continue in force and effect so that full effect is given the intent of the Parties, and the Parties shall negotiate in good faith to restore the economic balance of benefits of this Agreement if that balance is adversely affected by such a provision's unenforceability.
33.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be considered an original and all of which shall, when taken together, constitute but one and the same instrument.
34.  Performance Standards.  All actions under this Agreement shall be conducted in a prudent manner in accordance with Good Utility Practice.
35.  Third-Party Beneficiaries.  Except as specifically set forth in Section 5(d) above, nothing in this Agreement, express or implied, shall be construed to create rights in, or to grant remedies to, or delegate any duty, obligation, or undertaking established herein to any third party as a beneficiary to this Agreement, nor is anything in this Agreement intended to give any third party any rights of subrogation or action against a Party.
36.  Equal Opportunity.  (a) It is the policy of the Federal Government to provide equal employment opportunity, and in furtherance of that policy, it is the policy of TVA, as an agency of the Federal Government, to encourage equal employment opportunity in the various aspects of its programs, including the joint ownership of generating facilities.  Accordingly, during the term of this Agreement:
36(b)  Seven States shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin.  Seven States shall take such affirmative action as is necessary to ensure that all applicants are considered for employment and that all employees are treated in all aspects of employment without regard to their race, color, religion, sex, or national origin.
36(c)  Seven States shall, in all solicitations or advertisements for employees placed by or on behalf of Seven States, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, or national origin.
36(d)  Seven States shall cooperate and participate with TVA in the development of training and apprenticeship programs that will provide opportunities for applicants and prospective applicants for employment with Seven States to become qualified for such employment, and such cooperation shall include access by authorized TVA representatives to Seven States’ books, records, and accounts pertaining to training, apprenticeship, recruitment, and employment practices and procedures.
37.  Restriction of Benefits.  No member of or delegate to Congress or Resident Commissioner, or any officer, employee, special Government employee, or agent of TVA shall be admitted to any share or part of this Agreement or to any benefit that may arise from it unless the Agreement be made with a corporation for its general benefit.  Seven States shall not offer or give, directly or indirectly, to any officer, employee, special Government employee, or agent of TVA any gift, gratuity, favor, entertainment, loan, or any other thing of monetary value, except as provided in 5 C.F.R. Part 2635 (as amended, supplemented, or replaced).  Any breach of this provision shall constitute a material breach of this Agreement.
38.  Power and Authority.  The Parties and the individuals and entities signing this Agreement on their behalf warrant that they have the necessary power and authority to execute this Agreement and thereby bind the respective Parties.

The Parties by their duly authorized representatives are signing this Agreement as of April 30, 2008.

SEVEN STATES POWER CORPORATION

By:   /s/ Jack Simmons
       Jack Simmons
       Title: President and Chief Executive Officer

TENNESSEE VALLEY AUTHORITY

By:   /s/ Tom Kilgore
         Tom Kilgore
         Title: President and Chief Executive Officer